EXHIBIT 99
UNITED COMMUNITY FINANCIAL CORP.
275 West Federal Street
Youngstown, Ohio 44503-1203
FOR IMMEDIATE RELEASE
Contact:
Patrick A. Kelly
Chief Financial Officer
(330) 742-2592
United Community Financial Corp. Announces Earnings for the
Fourth Quarter of 2007
YOUNGSTOWN, Ohio (January 30, 2008) — United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Company (Home Savings) and Butler Wick Corp. (Butler Wick), today reported a net loss of $3.8 million, or $(0.13) per diluted share, for the three months ended December 31, 2007, compared to net income of $5.7 million, or $0.19 per diluted share, for the three months ended December 31, 2006. Return on average equity for the three months ended December 31, 2007 was (5.29)% compared to 8.00% for the same period in 2006. Return on average assets was (0.55)% for the three months ended December 31, 2007, compared to 0.85% for the three months ended December 31, 2006.
Net income for the year ended December 31, 2007, was $7.4 million, or $0.25 per diluted share, compared to $24.1 million, or $0.82 per diluted share, for the year ended December 31, 2006. Return on average equity for the year ended December 31, 2007 was 2.56% compared to 8.72% for 2006. Return on average assets was 0.27% for the year ended December 31, 2007, compared to 0.92% for 2006.
Chairman and Chief Executive Officer Douglas M. McKay commented, “According to the U. S. Department of Commerce, the decline in sales of new homes in 2007 was the worst ever recorded. Our refusal to get involved in subprime lending did not insulate us from this decline and the resultant impact on our financial performance has been severe. We have been focused upon reanalyzing all the loans in our portfolio, beginning with the largest, and we have either written loans down or provided specific reserves in each instance where a risk of loss was perceived. We have communicated with borrowers, tightened underwriting standards and substituted credit quality initiatives for growth initiatives throughout the company.”
Net Interest Income and Margin
Net interest income was $18.1 million for the fourth quarter of 2007, compared to $17.9 million for the third quarter of 2007, but down $1.2 million from the fourth quarter a year ago. Average earning assets were $2.6 billion at the end of the fourth quarter of 2007, up 1.5% compared to the proceeding quarter and up 2.7% from December 31, 2006. Net interest margin for the fourth quarter of 2007 was 2.77 % compared to 2.78% in the preceding quarter and 3.04% for the fourth quarter of 2006. The lower net interest margin reflects the increased level of nonperforming loans and a customer shift to higher costing term deposit products as well as increased deposit costs due to the scheduled upward repricing of renewing and new term deposit products.
Loans and Deposits
Average total loans for the fourth quarter of 2007 increased $45.7 million, or 2.0%, compared to the third quarter of 2007. The average balance of mortgage loans, including construction loans, increased $22.2 million, and the average balance of commercial loans increased $22.6 million and the average balance of installment loans, including lines of credit, increased $942,000 in the fourth quarter of 2007. Average loans for the fourth quarter of 2007 increased $61.3 million, or 2.7%, compared to the fourth quarter of 2006. The average balance of mortgage loans increased $61.3 million and the average balance of installment loans, including lines of credit, increased $5.7 million. These increases were offset by a decrease in the average balance of commercial loans of $5.7 million.
Average total deposits in the fourth quarter of 2007 were $1.8 billion, an increase of $50.0 million, or 2.8%, when compared with the third quarter of 2007, and $36.6 million, or 2.0%, when compared to the fourth quarter a year ago. Growth in certificates of deposit and other time deposits, along with growth in demand deposits and money market accounts contributed to the overall increase. This growth was partially offset by a decrease in savings deposits. The average balance of certificates and other time deposits increased $46.3 million, or 4.2%, when compared with the third quarter of 2007, and $1.5 million when compared to the fourth quarter of 2006. Demand and money market accounts increased $9.2 million when compared to the third quarter of 2007 and $49.2 million when compared to the fourth quarter 2006. A reduction in savings deposits partially offset the aforementioned increases when compared with the third quarter of 2007 and the fourth quarter of 2006.
Asset Quality
The provision for loan losses was $13.3 million in the fourth quarter of 2007, compared to $5.4 million in the third quarter of 2007 and $1.3 million in the fourth quarter of 2006. On a year to date basis, the provision for loan losses was $23.8 million in 2007 versus $4.3 million the prior year. During the fourth quarter of 2007, increased delinquencies, charge-offs and foreclosures occurred, particularly within the construction loan portfolio. Because of these trends, the Company re-evaluated its estimate of probable losses and determined that a larger provision for loan losses was required in the fourth quarter of 2007.
Net loan charge-offs were $10.1 million in the fourth quarter of 2007, compared to $951,000 in the preceding quarter and $948,000 in the fourth quarter a year ago. Net charge-offs for the year were $13.7 million compared to $3.1 million in the prior year. The higher charge-offs compared to the preceding quarter were due primarily to the effects of a weakening housing market on the construction loan portfolio and to a lesser extent commercial loans.

The allowance for loan losses was $27.0 million, or 1.14% of portfolio loans as of December 31, 2007 compared to $17.0 million or 0.75% of portfolio loans, an increase of 59.4%, as of December 31, 2006. Nonperforming assets were $111.6 million at December 31, 2007 compared to $58.1 million at December 31, 2006. Nonperforming assets have increased due primarily to a larger balance of nonperforming loans. Total nonperforming loans at December 31, 2007 were $101.1 million compared to $54.8 million at December 31, 2006. The increase in nonperforming loans was comprised of increases of $12.1 million in residential real estate loans, $31.1 million in construction loans, $1.0 million in consumer loans and $1.8 million in commercial loans. Real estate owned and other repossessed assets increased $7.3 million from $3.2 million at December 31, 2006, to $10.5 million at December 31, 2007.
Noninterest Income
Noninterest income was $11.2 million in the fourth quarter of 2007, compared to $12.1 million in the preceding quarter and $10.7 million in the fourth quarter a year ago. Lower gains were recognized on the sale of fewer loans in the fourth quarter 2007 compared to the prior quarter and the fourth quarter of 2006. The Company also incurred losses on the disposition of repossessed assets secured in the settlement of loans. Brokerage commissions earned offset the aforementioned decreases. Butler Wick experienced higher fee income related to increased trading activity in the fourth quarter of 2007 compared to the prior quarter and the fourth quarter of 2006.
Non-interest income improved to $46.9 million, an increase of $6.6 million, for the year of 2007, compared to $40.3 million recognized in 2006. This change is substantially attributable to increased commission revenue earned at Butler Wick due to increased brokerage activity. Higher service fees earned by both Home Savings and Butler Wick have also contributed to the increase in non-interest income.
Noninterest Expense
Noninterest expense was $21.9 in the fourth quarter of 2007, compared to $20.7 million in the preceding quarter and $20.0 million in the fourth quarter a year ago. Non-interest expense increased $5.5 million for the year ended December 31, 2007, compared to the year ended December 31, 2006. The change for the quarter and year is primarily attributable to increased broker compensation at Butler Wick. As brokerage activity increased, commission expense paid to brokers also increased.
Financial Condition
Total assets increased $61.5 million to $2.8 billion at December 31, 2007, compared to December 31, 2006. During 2007, net loans increased $64.9 million, comprised of an increase in portfolio real estate loans of $116.7 million and an increase in consumer loans of $3.8 million. These increases were offset by a decrease in construction loans of $31.8 million and a decrease in commercial loans of $13.7 million.

Total liabilities increased during the year ended December 31, 2007, by $69.9 million. This change is a result of the Company’s growth in deposits and repurchase agreements and other borrowings needed to fund loan growth and to pay down Federal Home Loan Bank advances.
Shareholders’ equity decreased $8.4 million during the year ended December 31, 2007. The decrease was attributable to purchases of treasury stock during the period and dividend payments made to shareholders, which were partially offset by net income for the period. Book value per share and tangible book value per share as of December 31, 2007, were $9.08 and $7.92, respectively. At December 31, 2006, book value per share and tangible book value per share were $9.08 and $7.95, respectively.
Home Savings and Butler Wick are wholly owned subsidiaries of the Company. Home Savings operates 39 full service banking offices and 6 loan production offices located throughout Northern and Central Ohio and Western Pennsylvania. Butler Wick has 23 offices providing full service retail brokerage, capital markets and trust services throughout Ohio and Western Pennsylvania. Additional information on the Company, Home Savings and Butler Wick may be found on the Company’s web site: www.ucfconline.com.
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When used in this press release the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Home Savings’ market area, demand for investments in Butler Wick’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

UNITED COMMUNITY FINANCIAL CORP.

	As of	As of
	December 31, 2007	December 31, 2006
	(Dollars in thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

ASSETS
Cash and cash equivalents	$37,363	$35,637
Securities	249,817	248,317
Federal Home Loan Bank stock, at cost	25,432	25,432
Loans held for sale	10,743	26,960
Loans:
Real estate	1,510,489	1,393,814
Construction	382,344	414,141
Consumer	349,447	345,607
Commercial	103,208	116,952
Allowance for loan losses	(27,031)	(16,955)

Net loans	2,318,457	2,253,559
Real estate owned and other repossessed assets	10,510	3,242
Goodwill	33,713	33,593
Core deposit intangible	1,169	1,534
Cash surrender value of life insurance	24,053	23,137
Other assets	53,757	52,134

Total assets	$2,765,014	$2,703,545

LIABILITIES
Deposits:
Interest-bearing	$1,768,757	$1,720,426
Noninterest-bearing	106,449	102,509

Deposits	1,875,206	1,822,935
Federal Home Loan Bank advances	437,253	465,253
Repurchase agreements and other	149,533	98,511
Other liabilities	30,074	35,513

Total liabilities	2,492,066	2,422,212

SHAREHOLDERS’ EQUITY
Preferred stock-no par value; 1,000,000 shares authorized and unissued Common stock-no par value; 499,000,000 shares authorized; 37,804,457 issued	146,683	145,834
Retained earnings	216,961	220,527
Accumulated other comprehensive income (loss)	661	(1,296)
Unearned employee stock ownership plan shares	(9,465)	(11,287)
Treasury stock, at cost; 7,752,684 and 6,827,143 shares, respectively	(81,892)	(72,445)

Total shareholders’ equity	272,948	281,333

Total liabilities and shareholders’ equity	$2,765,014	$2,703,545

Book value per share	$9.08	$9.08
Tangible book value per share	$7.92	$7.95

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2007	2007	2006	2007	2006
	(Dollars in thousands, except per share data)

SELECTED EARNINGS DATA (UNAUDITED):

Interest income	$42,731	$42,390	$42,692	$169,950	$165,430
Interest expense	24,660	24,512	23,389	96,448	84,428

Net interest income	18,071	17,878	19,303	73,502	81,002

Provision for loan losses	13,343	5,363	1,322	23,775	4,347
Noninterest income:
Brokerage commissions	6,628	6,475	5,193	26,392	19,882
Service fees and other charges	3,009	3,705	2,979	14,057	12,546
Underwriting and investment banking	406	113	594	764	814
Net gains (losses):
Securities	(29)	3	(14)	22	56
Loans sold	545	892	1,044	2,624	2,943
Other	(515)	(143)	(45)	(1,061)	(63)
Other income:	1,113	1,064	982	4,102	4,096

Total noninterest income	11,157	12,109	10,733	46,900	40,274

Noninterest expense:
Salaries and employee benefits	13,595	13,733	13,140	55,969	52,272
Occupancy	1,258	1,232	1,120	4,846	4,450
Equipment and data processing	2,240	2,156	2,298	9,017	8,998
Amortization of core deposit intangible	84	88	205	365	584
Other noninterest expense	4,677	3,523	3,208	15,131	13,514

Total noninterest expense	21,854	20,732	19,971	85,328	79,818

Income (loss) before taxes	(5,969)	3,892	8,743	11,299	37,111
Income tax expense (benefit)	(2,153)	1,309	3,074	3,932	13,000

Net income (loss)	$(3,816)	$2,583	$5,669	$7,367	$24,111

Basic earnings (loss) per share	$(0.13)	$0.09	$0.19	$0.26	$0.83
Diluted earnings (loss) per share	$(0.13)	$0.09	$0.19	$0.25	$0.82
Dividends paid per share	$0.095	$0.095	$0.09	$0.38	$0.36

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended	Three Months Ended	Three Months Ended
	December 31,	September 30,	December 31,
	2007	2007	2006
	(Dollars and share data in thousands)

AVERAGE DAILY BALANCE OF SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

Net loans (including allowance for loan losses of $27,031, $23,807 and $16,955, respectively)	$2,309,226	$2,263,546	$2,247,958
Loans held for sale	15,312	18,605	28,649
Securities	245,250	251,585	227,943
Other interest-earning assets	35,809	34,601	32,224
Total interest-earning assets	2,605,597	2,568,337	2,536,790
Total assets	2,759,235	2,719,571	2,677,818
Certificates of deposit	1,142,379	1,096,056	1,140,926
Interest-bearing checking, demand and savings accounts	586,075	584,178	559,322
Other interest-bearing liabilities	598,339	615,891	557,785
Total interest-bearing liabilities	2,326,793	2,296,126	2,258,033
Noninterest-bearing deposits	105,548	103,757	97,116
Total noninterest-bearing liabilities	143,724	138,833	136,214
Total liabilities	2,470,522	2,434,959	2,394,247
Shareholders’ equity	288,718	284,612	283,571
Common shares outstanding for basic EPS calculation	28,339	28,489	29,096
Common shares outstanding for diluted EPS calculation	28,339	28,532	29,493

SUPPLEMENTAL LOAN DATA:

Loans originated	$247,607	$247,890	$270,843
Loans purchased	59,777	61,476	54,384
Loans sold	49,002	52,737	57,469
Loan charge-offs	10,243	1,102	1,046
Recoveries on loans	124	151	98

	As of	As of	As of
	December 31,	September 30,	December 31,
	2007	2007	2006
	(Dollars in thousands)
SUPPLEMENTAL DATA:

Nonaccrual loans	$97,499	$97,253	$52,646
Restructured loans	2,342	2,132	1,385
Real estate owned and other repossessed assets	10,510	11,671	3,242
Total nonperforming assets	111,565	112,491	58,069
Mortgage loans serviced for others	876,147	875,039	861,543
Securities trading, at fair value	5,064	4,964	10,786
Securities available for sale, at fair value	244,753	242,271	237,531
Federal Home Loan Bank stock, at cost	25,432	25,432	25,432

Number of full time equivalent employees	807	799	807

REGULATORY CAPITAL DATA:

Tier 1 leverage ratio	7.59%	8.03%	7.68%
Tier 1 risk-based capital ratio	9.39%	9.94%	9.49%
Total risk-based capital ratio	12.00%	12.44%	11.70%